Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FIRST QUARTER 2021 RESULTS

MIDLAND, Texas, May 13, 2021/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its first quarter ended March 31, 2021.

For the first quarter ended March 31, 2021, the Company reported revenues of $11,748,000, a decrease of approximately 70% compared to $38,979,000 for the quarter ended March 31, 2020. For the first quarter of 2021, the Company reported a net loss of $5,228,000, or $0.22 loss per share of common stock, compared to net income of $993,000, or $0.04 per share of common stock, for the quarter ended March 31, 2020. The Company reported negative EBITDA of $1,858,000 for the quarter ended March 31, 2021 compared to EBITDA of $5,831,000 for the quarter ended March 31, 2020.

The first fiscal quarter of 2021 was difficult as indicated in our 2020 year-end earnings release. The Company operated one seismic data acquisition crew in the United States (“U.S.”) with limited utilization and one crew in Canada. The near term outlook for seismic data acquisition activity in the U.S. remains challenged with historically low levels of crew and bid activity. Based on currently available information, the Company anticipates limited crew activity in the second quarter with up to one crew operating in the U.S. with periods of low utilization in the back half of 2021. Currently, the Company does not have a crew deployed in the U.S. and the Canadian season concluded at the end of the first quarter.

Stephen C. Jumper, President and Chief Executive Officer, said, “Since the onset of the COVID-19 pandemic over a year ago, the seismic data acquisition market along with other oil field services remain challenged in the U.S. and Canada. While there are encouraging signs of recovery in certain oil field services, such as drilling and completion services, current demand for seismic related services remains at very low levels. In recent months, oil prices have improved to the $60 per barrel range as oil demand has increased with states beginning to further open businesses, air travel increasing and the rollout of the COVID-19 vaccines. The U.S. rig count, currently at 448, is steadily improving, as is the number of hydraulic fracturing crews. Based on currently available information, we anticipate seismic data acquisition activity in the lower 48 to reach a low in the second quarter and into the third quarter of 2021 with slight improvement later in 2021.

As we have stated in prior earnings releases, demand for seismic data acquisition in recent cycles lags behind the recovery in drilling and completion activity as Exploration and Production companies initially deploy capital into such services and work through their inventory of drillable projects. The same is true on the front side of a downturn as drilling and completion services are scaled back, while currently active seismic related projects continue, as seen in 2020 where our activity levels remained relatively high through the second quarter and into the third quarter after the onset of the COVID-19 pandemic. The timing of a return to an increase in demand for seismic services in 2021 is further delayed due to the depth of the most recent downturn, slow recovery of capital budget increases as oil prices remained depressed into 2021, a larger than typical post downturn inventory of drilling projects, and slower recovery of rig count to work through the inventory back log.

During the latter part of 2018 and continuing into the first half of 2020, the Company successfully acquired multiple high density, large channel count projects in certain areas of the Permian Basin. These fully processed data sets first became available to the industry in late 2019 and continue into 2021. Early results of these data sets indicate substantially improved subsurface image quality compared to prior seismic data sets, examples of which are just beginning to become public. The increases in data quality and imagery are currently being utilized for improved well planning, geo-steering of long lateral well bores, geo-hazard identification and avoidance, enhanced reservoir definition and rock property description between well data samples and strategic placement of disposal well locations. As the industry begins to recognize and appreciate the value of these high density, large channel count surveys, we believe demand for such surveys will improve. The Company’s state-of-the-art equipment base allows us to deploy multiple large channel count crews when demand does improve.”

Jumper continued, “In our continuing response to these difficult times, the Company significantly limited capital budget spending, reduced fixed and variable operating expenses, and implemented a comprehensive equipment maintenance program in preparation for a rapid response to increased activity levels. In addition, the Company maintains its commitment to its robust Health, Safety and Environmental program, ongoing client relationships and product quality.”

The Company made no capital expenditures during the first quarter of 2021. As stated in our December 31, 2020 earnings release, the Company’s Board of Directors has approved an initial capital budget of $1,000,000 for 2021. The Company’s balance sheet remains strong with $46,954,000 of cash, restricted cash and short term investments and $49,714,000 of working capital as of March 31, 2021. The Company is nearly debt free, with notes payable and finance leases of $587,000 as of March 31, 2021.

Jumper concluded, “While today’s conditions in the seismic data acquisition market remain challenged and are likely to remain so in the coming months, we are encouraged by the overall improvement in both the economy and the oil field service sector. Improvement in drilling and completion activities helps set the stage for a successful recovery in the seismic data acquisition sector. I thank our hard-working employees, valued customers and trusted shareholders as we work our way through these difficult conditions and toward better times ahead.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its first quarter 2021 financial results on May 13, 2021 at 9:00 a.m. Central / 10:00 a.m. Eastern. Participants can access the call at 1-866-548-4713 (US/Canada) and 1-323-794-2093 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through June 13, 2021 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 6711653. The webcast will be recorded and available for replay on Dawson’s website at http://www.dawson3d.com until June 13, 2021.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

·	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

·	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

·	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance.  However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; surpluses in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2021 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Operating revenues	$11,748	$38,979

Operating costs:
Operating expenses	10,942	29,016
General and administrative	2,807	3,674
Depreciation and amortization	3,434	4,904
	17,183	37,594

(Loss) income from operations	(5,435)	1,385

Other income (expense):
Interest income	70	105
Interest expense	(6)	(40)
Other income (expense), net	143	(458)
(Loss) income before income tax	(5,228)	992

Income tax benefit	—	1

Net (loss) income	(5,228)	993

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	201	(1,199)

Comprehensive loss	$(5,027)	$(206)

Basic (loss) income per share of common stock	$(0.22)	$0.04

Diluted (loss) income per share of common stock	$(0.22)	$0.04

Weighted average equivalent common shares outstanding	23,478,072	23,287,410

Weighted average equivalent common shares outstanding - assuming dilution	23,478,072	23,465,651

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,371	$40,955
Restricted cash	5,000	5,000
Short-term investments	583	583
Accounts receivable, net	5,137	7,343
Prepaid expenses and other current assets	3,083	4,709
Total current assets	55,174	58,590

Property and equipment, net	35,409	38,900
Right-of-use assets	5,241	5,494
Intangibles, net	398	393

Total assets	$96,222	$103,377

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,434	$1,603
Accrued liabilities:
Payroll costs and other taxes	1,011	1,045
Other	1,375	1,811
Deferred revenue	—	1,779
Current maturities of notes payable and finance leases	551	94
Current maturities of operating lease liabilities	1,089	1,109
Total current liabilities	5,460	7,441

Long-term liabilities:
Notes payable and finance leases, net of current maturities	36	44
Operating lease liabilities, net of current maturities	4,659	4,899
Deferred tax liabilities, net	19	19
Total long-term liabilities	4,714	4,962

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,526,517 shares issued, and 23,478,072 shares outstanding at March 31, 2021 and December 31, 2020	235	235
Additional paid-in capital	154,967	154,866
Retained deficit	(68,155)	(62,927)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(999)	(1,200)
Total stockholders' equity	86,048	90,974

Total liabilities and stockholders' equity	$96,222	$103,377

Reconciliation of EBITDA to Net (Loss) Income

(amounts in thousands)

	Three Months Ended March 31,
	2021	2020
Net (loss) income	$(5,228)	$993
Depreciation and amortization	3,434	4,904
Interest (income) expense, net	(64)	(65)
Income tax benefit	-	(1)
EBITDA	$(1,858)	$5,831

Reconciliation of EBITDA to Net Cash Used in Operating Activities

(amounts in thousands)

	Three Months Ended March 31,
	2021	2020
Net cash used in operating activities	$(172)	$(173)
Changes in working capital and other items	(1,323)	6,508
Non-cash adjustments to net (loss) income	(363)	(504)
EBITDA	$(1,858)	$5,831